Exhibit 97.1
CNO FINANCIAL GROUP, INC.
CLAWBACK POLICY

1. INTRODUCTION.

The Board believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability, that reinforces the Company’s pay-for-performance compensation philosophy and deters wrongdoing. In furtherance of the foregoing, the Compensation Committee has therefore adopted this Policy which provides for the recoupment, reimbursement, or forfeiture of certain compensation in the event of (i) an Accounting Restatement, or (ii) Detrimental Conduct. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 15 below.

2. ADMINISTRATION.

This Policy shall be administered by the Compensation Committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals and their beneficiaries, heirs, executors, administrators, or other legal representatives. The Compensation Committee shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable NYSE rules and regulations. Notwithstanding anything to the contrary contained herein, to the extent permitted by Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, the Board may, in its sole discretion, at any time and from time to time, administer this Policy in the same manner as the Compensation Committee.

3. COVERED EXECUTIVES.

This Policy applies to each Covered Executive. Each individual designated by the Compensation Committee (or its delegate) as potentially being a Covered Executive shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Executive shall agree to be bound by the terms of and comply with this Policy.

4.    ACCOUNTING RESTATEMENT: RECOUPMENT; AMOUNT OF RECOVERY; NO ADDITIONAL PAYMENTS.

(a) In the event the Company is required to prepare an Accounting Restatement, the Compensation Committee shall require recoupment, reimbursement, or forfeiture of any Excess Incentive Compensation that was Received by each Covered Executive during the Covered Period. With respect to Incentive Compensation based on (or derived from) stock price or total shareholder return where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Compensation Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the

Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to NYSE).

(b)    In addition, if the Compensation Committee determines that the Accounting Restatement is due in any material respect to the actions, or failure to taken action, of a Covered Executive, then the amount subject to reimbursement, recoupment or forfeiture may also include, in the sole discretion of the Compensation Committee, any costs incurred by the Company in connection with such Accounting Restatement (including, without limitation, any legal, audit and accounting fees incurred in investigating and preparing such Accounting Restatement, any fees incurred in responding or defending any claims relating in whole or in part to the Accounting Restatement or the facts or circumstances relating thereto, and any amounts paid in settlement of or on account of any judgment relating to any such claims).

(c) In no event shall the Company be required to award Covered Executives any additional payment if the restated or accurate financial results determined in any Accounting Restatement would have resulted in a higher incentive compensation payment.

5. DETRIMENTAL CONDUCT: RECOUPMENT; AMOUNT OF RECOVERY.

In the event that a Covered Executive engages in Detrimental Conduct that, in the sole discretion of the Compensation Committee, is likely to cause or has caused material financial, operational, or reputational harm to the Company, the Compensation Committee may, as determined in its sole discretion, require recoupment, reimbursement, or forfeiture of any amount of Incentive Compensation that was paid or delivered to, or Received by, the Covered Executive from and after the date on which such Detrimental Conduct occurred. Factors that the Compensation Committee may consider when establishing the amount subject to recoupment, reimbursement, or forfeiture include the Covered Executive’s relative degree of fault or involvement, the impact of the Detrimental Conduct on the Company, the magnitude of any loss caused by the Detrimental Conduct, and other relevant facts and circumstances.

6. METHODS OF RECOVERY.

(a) If, following the determinations of the Compensation Committee under Section 4 and/or Section 5, any Covered Executive’s Incentive Compensation (whether Excess Incentive Compensation or otherwise) is subject to reimbursement, repayment, or forfeiture, the Company shall promptly determine the amount of Incentive Compensation subject to reimbursement, repayment, or forfeiture and provide the Covered Executive with a written notice (the “Notice”) setting forth the applicable amount, a demand for reimbursement, repayment, or forfeiture, as the case may be, and a description of the method therefor.

(b)    The Compensation Committee may determine the method for reimbursement, repayment, or forfeiture based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery. Such methods may include, without limitation: (i) requiring reimbursement of cash Incentive Compensation previously paid; (ii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; or (iii) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee. If Incentive Compensation in the form of an equity award is recoverable pursuant to this Policy, the

Compensation Committee may: (x) if the equity award is still outstanding, cause the Covered Executive to forfeit the award; (y) if the equity award has been exercised or settled into shares (the “Underlying Shares”) and the Covered Executive still holds the Underlying Shares, require the return of the number of Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares); and (z) if the Underlying Shares have been sold by the Covered Executive, require repayment of the proceeds received by the Covered Executive from the sale of the Underlying Shares (computed without regard to any taxes paid, but less any exercise price, if any, paid in cash for the Underlying Shares).

(c) If a Covered Executive fails to timely provide the amounts subject to reimbursement, repayment, or forfeiture as set forth in the Notice, the Company shall take all actions reasonable and appropriate to recover such amounts from such Covered Executive, and the Covered Executive may, in the discretion of the Committee, be liable to the Company for any and all expenses reasonably incurred by the Company (including legal fees) in connection with the Company’s pursuit of such reimbursement, repayment, or forfeiture.

7. NO INDEMNIFICATION.

The Company shall not indemnify any Covered Executives against (i) the loss of any Excess Incentive Compensation or any Incentive Compensation that is recouped, recovered, or forfeited pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.
8. INTERPRETATION.

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Policy shall be interpreted in a manner that satisfies such requirements and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

9. REPORTING AND DISCLOSURE.

The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.

10. EFFECTIVE DATE; HISTORY.

This Policy was originally effective January 31, 2020 (the “Initial Date”) and was amended on November 9, 2023, effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy, as amended, shall apply to any and all Incentive Compensation that is Received on or after the Effective Date. Any Incentive Compensation Received prior to the Effective Date but on and after the Initial Date shall remain subject to the terms of this Policy prior to the November 9, 2023 amendment.

11. AMENDMENT; TERMINATION.

The Compensation Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by SEC or NYSE rule. The Compensation Committee may terminate this Policy at any time. Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

12. OTHER RECOUPMENT RIGHTS; NO ADDITIONAL PAYMENTS.

The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the Company’s Amended and Restated Pay for Performance Incentive Plan and the Company’s Amended and Restated Long-Term Incentive Plan, and any successor plans to each of the foregoing.

13. IMPRACTICABILITY.

Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4 or Section 5 above if the following conditions are met and the Board determines that recovery would be impracticable: (1) the direct expenses paid to a third party to assist in enforcing the Policy against a Covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Excess Incentive Compensation, documented such attempts and provided such documentation to NYSE; (2) recovery would violate home country law where that law was adopted prior to November 28, 2022, that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or (3) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

14. SUCCESSORS.

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

15. DEFINITIONS.

For purposes of this Policy, the following terms shall have the following meanings.

(a) “Accounting Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b) “Board” means the Board of Directors of CNO Financial Group, Inc.

(c)    “Cause” shall, as of any applicable date of determination, have the meaning ascribed to such term in the agreement and/or plan governing the most recent equity (or other long-term incentive) award granted to the applicable Covered Executive.

(d)    “Clawback Eligible Incentive Compensation” means, with respect to each Covered Executive who served at any time during the performance period applicable to any Incentive Compensation (whether or not such individual is a Covered Executive at the time the Incentive Compensation is required to be repaid to the Company), all Incentive Compensation Received by such Covered Executive (i) on or after the Effective Date, (ii) after becoming a Covered Executive, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Covered Period.

(e)    “Company” means CNO Financial Group, Inc., a Delaware corporation, together with its direct and indirect subsidiaries.

(f)    “Compensation Committee” means the Human Resources and Compensation Committee of the Board.

(g)    “Covered Executive” means each current or former officer of the Company who is (or was at any time from and after the Effective Date) subject to Section 16 of the Exchange Act.

(h)    “Covered Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(i)    “Detrimental Conduct” means, with respect to the Covered Executive: (i) the commission of an act of fraud, misappropriation or embezzlement in the course of employment; (ii) the commission of a criminal act, whether or not in the course of employment or in the workplace, that constitutes a felony (or substantial equivalent thereof in a non-U.S. jurisdiction) or other serious crime involving moral turpitude, dishonesty, or fraud; (iii) the material violation of a non-compete, non-solicitation, or confidentiality agreement between the Covered Executive and the Company; (iv) the material breach of the Company’s Code of Conduct (the “Code”) that could give rise to dismissal under the Code; or (v) any act or omission that resulted in such Covered Executive’s termination for Cause.

(j)    “Excess Incentive Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder.

(l)    “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures, including, without limitation, (i) revenue, (ii) net income, (iii) earnings before interest, tax, depreciation and amortization, (iv) return on equity, (v) cash flows, (vi) stock price, and (vii) measures of shareholder return, in each case, whether absolute or relative. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).

(m)    “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation includes, but is not limited to, any annual bonus or other short and long-term cash incentive and equity awards.

(n)    “NYSE” means the New York Stock Exchange.

(o)    “Policy” means this CNO Financial Group, Inc. Clawback Policy, as the same may be amended and/or restated from time to time.

(p)    “Received” means actual or deemed receipt by the Covered Executive. Incentive Compensation will be deemed to have been “received” in the fiscal year during which the applicable Financial Reporting Measure (as specified in the terms of the award) is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal year.

(q)    “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

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OFFICER ACKNOWLEDGEMENT & AGREEMENT
PERTAINING TO CNO FINANCIAL GROUP, INC. CLAWBACK POLICY

This Acknowledgement & Agreement (the “Acknowledgement”) is delivered by the undersigned officer (“Executive”), as the date set forth below, to CNO Financial Group, Inc. (the “Company”). Executive is an officer (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) of the Company and an employee of the Company or one of its subsidiaries.

Effective as of October 2, 2023, and in accordance with SEC and NYSE requirements, the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) adopted a revised clawback policy, attached as Annex A hereto (as amended and/or restated, from time to time, the “Clawback Policy”). Capitalized terms used but not defined in this Acknowledgment shall have the meanings set forth in the Clawback Policy.

The Clawback Policy provides for the recoupment, reimbursement, or forfeiture of certain Incentive Compensation from officers in the event of an Accounting Restatement or Detrimental Conduct. In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the Company) and Executive’s right to participate in, and as a condition to the receipt of, Incentive Compensation, Executive hereby acknowledges and agrees to the following:

1. Executive has read and understands the Clawback Policy, as amended, and has had an opportunity to ask questions to the Company regarding the Clawback Policy.

2. Executive agrees to be bound by and to abide by the terms of the Clawback Policy and intends for the Clawback Policy to be applied to the fullest extent of the law.

3. The Clawback Policy, as amended, shall apply effective as of October 2, 2023, and shall apply with respect to Incentive Compensation that is Received on and after October 2, 2023. The Policy as adopted on the Initial Date shall continue to apply pursuant to its terms with respect to Incentive Compensation received prior to the Effective Date.

4. In the event of any inconsistency between the provisions of the Clawback Policy and this Acknowledgement or any applicable incentive-based compensation arrangements, employment agreement, equity agreement or similar agreement or arrangement setting forth the terms and conditions of any Incentive Compensation, the terms of the Clawback Policy shall govern.

The provisions of this Acknowledgement shall inure to the benefit of the Company, and shall be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive.

By signing below, Executive agrees to the application of the Clawback Policy, as amended and/or restated from time to time, and the other terms of this Acknowledgement.

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(Signature)

Annex A to Acknowledgment

CNO Financial Group, Inc. Clawback Policy